UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2011

TRANSATLANTIC PETROLEUM LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-34574	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Akmerkez B Blok Kat 5-6 Nisbetiye Caddesi 34330 Etiler, Istanbul, Turkey		None
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: +90 212 317 25 00

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 30, 2011, TransAtlantic Petroleum Ltd. (the “Company”), its wholly-owned subsidiary, TransAtlantic Worldwide, Ltd. (“TransAtlantic Worldwide”) and Valeura Energy Inc. (“VEI”) entered into an Amendment (the “Letter Amendment”), effective as of April 29, 2011, to that certain Letter Agreement, dated as of February 8, 2011, by among the Company, TransAtlantic Worldwide and VEI, as amended by the amendment to the Letter Agreement, effective as of March 18, 2011, the amendment to the Letter Agreement, effective as of April 4, 2011, the amendment to the Letter Agreement, effective as of April 15, 2011 and the amendment to the Letter Agreement, effective as of April 23, 2011 (as amended, the “Letter Agreement”).

Prior to the Letter Amendment, the Letter Agreement provided that (i) the parties agreed to negotiate in good faith the terms of certain definitive agreements, including agreements to transfer 61.54% of the shares (the “PTI Shares”) of Pinnacle Turkey, Inc. (“PTI”) and certain interests from PTI and Thrace Basin Natural Gas Turkiye Corporation in certain exploration licenses and production leases on properties in the Thrace Basin and Gaziantep areas of Turkey, together with associated assets (collectively, the “Assets”), and use reasonable commercial efforts to finalize, execute and deliver them by no later than May 2, 2011, and (ii) until May 2, 2011, the Company and TransAtlantic Worldwide will not, subject to certain exceptions, directly or indirectly discuss, negotiate with, solicit, initiate or encourage any inquiries, proposals or offers from any person relating directly or indirectly to the acquisition of the PTI Shares or the Assets. The Letter Amendment extends the compliance date for these provisions from May 2, 2011 to May 11, 2011.

Other than the Letter Agreement, the share purchase agreement between TransAtlantic Worldwide and Mustafa Mehmet Corporation (“MMC”) and the related option agreement between TransAtlantic Worldwide and MMC, there are no material relationships between the Company and its affiliates and VEI and its affiliates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	May 3, 2011
TRANSATLANTIC PETROLEUM LTD.

		By:	/s/ Jeffrey S. Mecom
Jeffrey S. Mecom
Vice President and Corporate Secretary